UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 001-15627

                            Phantom Fiber Corporation
             (Exact name of registrant as specified in its charter)

                          144 Front Street, Suite 580,
                         Toronto, Ontario, Canada M5j2l7
                                 (416) 703-4007
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               Units, Common Stock, Common Stock Purchase Warrants
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                        Rule 12g-4(a)(1)         [X]
                        Rule 12g-4(a)(2)         [ ]
                        Rule 12h-3(b)(1)(i)      [ ]
                        Rule 12h-3(b)(1)(ii)     [ ]
                        Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or notice date:
424

Pursuant to the requirements of the Securities Exchange Act of 1934, CH4 Energy, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 15, 2009               By: /s/ Jeffrey Halloran
      ----------------------           --------------------------------
                                       Jeffrey Halloran, Chief Executive Officer